Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS FOURTH QUARTER AND

FULL YEAR 2013 RESULTS

•	Fourth quarter net income was $0.49 per share, including costs of $0.38 per share from certain items. Adjusted net income was $0.87 per share (refer to page 14).

•	Full year net income was $8.20 per share, including costs of $0.32 per share from certain items. Adjusted net income was $8.52 per share (refer to page 14).

•	Medical enrollment increased sequentially by 145,000 and totaled approximately 35.7 million members as of December 31, 2013.

•	Full year 2014 net income is expected to be above $8.00 per share.

•	Board of Directors increases quarterly dividend by nearly 17 percent

Indianapolis, Ind. – January 29, 2014 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2013 net income was $148.2 million, or $0.49 per share. These results included net costs of approximately $0.38 per share, reflecting an impairment charge related to the pending 1-800 CONTACTS transaction, partially offset by net investment gains. Net income in the fourth quarter of 2012 was $464.2 million, or $1.51 per share, and included net income of $0.48 per share, reflecting a favorable income tax settlement and net investment gains, partially offset by acquisition-related costs.

Excluding the items noted in each period, adjusted net income was $0.87 per share in the fourth quarter of 2013, a decrease of 15.5 percent compared with adjusted net income of $1.03 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

Full year 2013 net income totaled approximately $2.5 billion, or $8.20 per share, including net costs of $0.32 per share from certain items. Full year 2012 net income was approximately $2.7 billion, or $8.18 per share, including net income of $0.62 per share from certain items. Excluding the items noted in each period, adjusted net income was $8.52 per share for the full year of 2013, an increase of 12.7 percent from $7.56 per share in 2012 (refer to page 14).

“We are pleased with our performance in 2013, which came in stronger than we expected even as we prepared for the implementation of the Affordable Care Act. We are encouraged by the trajectory of our membership, as we grew sequentially during the fourth quarter and expect to add over a million new customers in 2014. Our associates continue to work diligently to assist members during this dynamic period, and we are optimistic about the opportunity we have to serve a growing part of the marketplace,” said Joseph Swedish, chief executive officer.

“As previously disclosed, our 2013 earnings per share grew by nearly 13 percent on an adjusted basis to $8.52. Our results were also supported by strong operating cash flow of approximately $3.1 billion, or 1.2 times net income,” said Wayne DeVeydt, executive vice president and chief financial officer. “Looking ahead, we currently project EPS above $8.00 for 2014. We also plan to continue investing in our businesses and deploying capital through our share repurchase and dividend programs.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 35.7 million members at December 31, 2013, a decrease of 477,000 members, or 1.3 percent, from 36.1 million at December 31, 2012. Commercial enrollment decreased by 234,000, as attrition in the National and Individual markets was partially offset by growth in Local Group business. Membership in the Medicaid and Medicare businesses declined by 142,000 and 108,000, respectively.

Medical enrollment grew sequentially during the fourth quarter of 2013, by 145,000, or 0.4 percent. The increase reflected membership gains in the Local Group business and California Medicaid programs, partially offset by declines in the Individual and National businesses.

Operating Revenue: Operating revenue exceeded $17.6 billion in the fourth quarter of 2013, an increase of approximately $2.5 billion, or 16.3 percent, compared with approximately $15.2 billion in the prior year quarter. The increase was driven by the inclusion of Amerigroup business for the entire fourth quarter in 2013. Operating revenue in the Commercial & Specialty segment also increased from the prior year quarter. The increases in Amerigroup and Commercial revenue were partially offset by lower Medicare revenue due to the decline in membership.

Benefit Expense Ratio: The benefit expense ratio was 87.8 percent in the fourth quarter of 2013, an increase of 50 basis points from 87.3 percent in the prior year quarter. The increase occurred in the Commercial & Specialty segment and was partially offset by an improvement in the Government segment. The increase in the Commercial & Specialty segment ratio reflected higher utilization in Individual products in advance of Affordable Care Act (“ACA”) implementation. The ratio for Local Group business also increased, as expected, since medical cost experience was lower than anticipated during the fourth quarter of 2012. The improvement in the Government segment ratio was driven by the Company’s Medicare Advantage product repositioning initiatives and improvements in the California Medicaid business.

Medical claims reserves established at December 31, 2012, developed in-line with the Company’s expectation during 2013.

Medical Cost Trend: For the full year 2013, underlying Local Group medical cost trend was approximately 6 percent. The Company anticipates that medical cost trends will increase by approximately 50 basis points in 2014.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 38.7 days as of December 31, 2013, a decrease of 1.3 days from 40.0 days as of September 30, 2013. The decline was due primarily to a seasonal increase in benefit expense, partially offset by a sequential rise in medical claims payable.

SG&A Expense Ratio: The SG&A expense ratio was 15.0 percent in the fourth quarter of 2013, a decrease of 70 basis points from 15.7 percent in the fourth quarter of 2012. The decrease was driven by the inclusion of Amerigroup business for the entire fourth quarter in 2013, as this business carries a lower average SG&A expense ratio than the consolidated Company average. The decrease from Amerigroup was partially offset by higher investment spending during the current year quarter in preparation for ACA implementation and other growth opportunities.

Operating Cash Flow: Operating cash flow was $272.8 million, or 1.8 times net income, in the fourth quarter of 2013. For the full year 2013, operating cash flow totaled approximately $3.1 billion, or 1.2 times net income.

Share Repurchase Program: During the fourth quarter of 2013, the Company repurchased 5.1 million shares of its common stock for $449.8 million. For the full year 2013, the Company repurchased 20.7 million shares of stock, or 6.8 percent of the shares outstanding as of December 31, 2012, for approximately $1.6 billion, or a weighted-average price of $78.08. As of December 31, 2013, the Company had approximately $3.7 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2013, the Company paid a quarterly dividend of $0.375 per share, representing a distribution of cash totaling $110.5 million. For the full year 2013, cash dividend payments totaled $448.0 million.

On January 28, 2014, the Board of Directors increased the Company’s dividend by 16.7 percent and declared a first quarter 2014 dividend to shareholders of $0.4375 per share. On an annualized basis, this equates to a dividend of $1.75 per share, or a yield of approximately 2 percent. The first quarter dividend is payable on March 25, 2014, to shareholders of record at the close of business on March 10, 2014.

Investment Portfolio & Capital Position: During the fourth quarter of 2013, the Company recorded net realized gains on investments totaling $105.5 million, partially offset by other-than-temporary impairments totaling $25.8 million. During the fourth quarter of 2012, the Company recorded net realized gains on investments totaling $102.9 million, partially offset by other-than-temporary impairments totaling $17.2 million.

As of December 31, 2013, the Company’s net unrealized gain position in the investment portfolio was $776.4 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $570.9 million and $205.5 million, respectively. As of December 31, 2013, cash and investments at the parent company totaled approximately $2.2 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company recorded an impairment charge for certain intangible assets in the fourth quarter of 2013, which totaled $164.5 million after-tax. The Company also reclassified the current and prior period operating results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. Previously, results for 1-800 CONTACTS were reported in the Commercial & Specialty Business segment.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended December 31			Year Ended December 31
(In millions)	2013	2012	Change	2013	2012	Change
Operating Revenue
Commercial & Specialty Business	$9,762.2	$9,577.9	1.9%	$38,790.1	$38,852.9	(0.2%)
Government Business	7,873.2	5,586.5	40.9%	31,366.7	21,625.7	45.0%
Other	10.3	9.1	13.2%	34.6	35.4	(2.3%)

Total Operating Revenue	17,645.7	15,173.5	16.3%	70,191.4	60,514.0	16.0%
Operating Gain / (Loss)
Commercial & Specialty Business	$250.1	$489.1	(48.9%)	$3,093.3	$3,339.7	(7.4%)
Government Business	169.5	(40.0)	NM(1)	927.1	341.8	171.2%
Other	(0.2)	(24.7)	99.2%	(19.0)	(61.6)	69.2%

Total Operating Gain	419.4	424.4	(1.2%)	4,001.4	3,619.9	10.5%
Operating Margin
Commercial & Specialty Business	2.6%	5.1%	(250) bp	8.0%	8.6%	(60) bp
Government Business	2.2%	-0.7%	290 bp	3.0%	1.6%	140 bp
Total Operating Margin	2.4%	2.8%	(40) bp	5.7%	6.0%	(30) bp

(1)	“NM” = calculation not meaningful

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $250.1 million in the fourth quarter of 2013, a decrease of $239.0 million, or 48.9 percent, from $489.1 million in the fourth quarter of 2012. The decrease was driven primarily by the impact of ACA implementation in the current year quarter. SG&A expenses increased as a result of investment spending in preparation for ACA-driven market changes and strong Commercial membership growth anticipated in 2014. The benefit expense ratio also increased due in part to higher utilization in Individual products in advance of ACA implementation. The benefit expense ratio for Local Group business also increased, as expected, since medical cost experience was lower than anticipated during the fourth quarter of 2012.

Commercial & Specialty segment operating gain totaled approximately $3.1 billion for the full year 2013, a decrease of $246.4 million, or 7.4 percent, compared with $3.3 billion in 2012. This was driven almost entirely by the ACA-related investment spending, as the full year benefit expense ratio improved slightly from 2012.

Government Business: Operating gain in the Government segment was $169.5 million in the fourth quarter of 2013, an increase of $209.5 million from an operating loss of $40.0 million in the fourth quarter of 2012. This was driven primarily by the inclusion of Amerigroup business for the entire fourth quarter in 2013 and earnings growth in the Amerigroup markets. The increase also reflected the non-recurrence of costs related to the Amerigroup transaction closing in the prior year quarter.

For the full year 2013, Government segment operating gain totaled $927.1 million, an increase of $585.3 million, or 171.2 percent, from 2012, driven by the inclusion and growth of Amerigroup business in the current year. Results in the Company’s California Medicaid business also improved during 2013.

Other: The Company reported an operating loss of $0.2 million in the Other segment for the fourth quarter of 2013, compared with an operating loss of $24.7 million in the prior year quarter. The change reflected lower unallocated corporate expenses in the current period.

OUTLOOK

Full Year 2014:

•	Net income is expected to be above $8.00 per share.

•	Operating revenue is expected to grow to approximately $73 billion.

•	The Company plans to provide additional details about its financial outlook at its Investor Day on March 21, 2014.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense and selling, general and administrative expense. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, WellPoint, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects.

4.	WellPoint, Inc. acquired Amerigroup Corporation on December 24, 2012. As a result, closing and pre-financing costs related to the transaction, as well as the eight days of Amerigroup’s operating activity, were included in WellPoint’s GAAP financial results for the fourth quarter and full year 2012. These items were excluded from WellPoint’s adjusted net income per share calculations in 2012 (refer to page 14).

5.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1096 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0107 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 310060. The replay will be available from 11 a.m. EST today until the end of the day on February 12, 2014. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts:
Investor Relations	Media
Doug Simpson, 317-488-6181	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint is one of the nation’s leading health benefits companies. We believe that our health connects us all. So we focus on being a valued health partner and delivering quality products and services that give members access to the care they need. With nearly 68 million people served by our affiliated companies including nearly 36 million enrolled in our family of health plans, we can make a real difference to meet the needs of our diverse customers. We’re an independent licensee of the Blue Cross and Blue Shield Association. We serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, our plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in other states through our Amerigroup and CareMore subsidiaries. To find out more about us, go to wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31,	December 31,	September 30,	December 31,		September 30,
	2013	2012	2013	2012		2013
Medical Membership
Customer Type
Local Group	14,690	14,634	14,497	0.4%		1.3%
National Accounts	6,775	6,999	6,797	(3.2%	)	(0.3%	)
BlueCard	5,050	5,016	5,079	0.7%		(0.6%	)

Total National	11,825	12,015	11,876	(1.6%	)	(0.4%	)
Individual	1,755	1,855	1,807	(5.4%	)	(2.9%	)
Medicaid	4,378	4,520	4,323	(3.1%	)	1.3%
Medicare	1,478	1,586	1,477	(6.8%	)	0.1%
FEP	1,527	1,520	1,528	0.5%		(0.1%	)

Total Medical Membership	35,653	36,130	35,508	(1.3%	)	0.4%

Funding Arrangement
Self-Funded	20,294	20,176	20,139	0.6%		0.8%
Fully-Insured	15,359	15,954	15,369	(3.7%	)	(0.1%	)

Total Medical Membership	35,653	36,130	35,508	(1.3%	)	0.4%

Reportable Segment
Commercial & Specialty Business	28,270	28,504	28,180	(0.8%	)	0.3%
Government Business	7,383	7,626	7,328	(3.2%	)	0.8%

Total Medical Membership	35,653	36,130	35,508	(1.3%	)	0.4%

Other Membership & Customers
Behavioral Health Membership	24,372	24,156	24,345	0.9%		0.1%
Life and Disability Membership	4,819	4,838	4,750	(0.4%	)	1.5%
Dental Membership	4,895	4,863	4,900	0.7%		(0.1%	)
Managed Dental Membership	4,886	4,103	4,888	19.1%		(0.0%	)
Vision Membership	4,743	4,519	4,723	5.0%		0.4%
Medicare Advantage Part D Membership	628	734	625	(14.4%	)	0.5%
Medicare Part D Stand-Alone Membership	474	574	477	(17.4%	)	(0.6%	)
Retail Vision Customers	3,114	3,130	3,127	(0.5%	)	(0.4%	)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	December 31
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$16,609.6	$14,160.1	17.3%
Administrative fees	1,025.5	1,005.2	2.0%
Other revenue	10.6	8.2	29.3%

Total operating revenue	17,645.7	15,173.5	16.3%
Net investment income	176.3	179.1	(1.6%)
Net realized gains on investments	105.5	102.9	2.5%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(26.6)	(17.2)	(54.7%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	0.8	—	NM(2)

Other-than-temporary impairment losses recognized in income	(25.8)	(17.2)	(50.0%)

Total revenues	17,901.7	15,438.3	16.0%
Expenses
Benefit expense	14,580.8	12,363.8	17.9%
Selling, general and administrative expense
Selling expense	387.0	410.4	(5.7%)
General and administrative expense	2,258.5	1,974.9	14.4%

Total selling, general and administrative expense	2,645.5	2,385.3	10.9%
Interest expense	145.8	151.5	(3.8%)
Amortization of other intangible assets	59.7	57.5	3.8%

Total expenses	17,431.8	14,958.1	16.5%
Income from continuing operations before income tax expense	469.9	480.2	(2.1%)
Income tax expense	161.0	16.8	858.3%

Income from continuing operations	308.9	463.4	(33.3%)
(Loss) income from discontinued operations, net of tax (1)	(160.7)	0.8	NM(2)

Net income	$148.2	$464.2	(68.1%)

Net income per diluted share	$0.49	$1.51	(67.5%)

Diluted shares	301.7	307.4	(1.9%)
Benefit expense as a percentage of premiums	87.8%	87.3%	50 bp
Selling, general and administrative expense as a percentage of total operating revenue	15.0%	15.7%	(70) bp
Income from continuing operations before income tax expense as a percentage of total revenues	2.6%	3.1%	(50) bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP. Results in 2013 include an after-tax charge of $164.5 million for an impairment of intangible assets in connection with the sale.
(2)	“NM” = calculation not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Year Ended
	December 31
(In millions, except per share data)	2013	2012	Change
Revenues
Premiums	$66,119.1	$56,496.7	17.0%
Administrative fees	4,031.9	3,934.1	2.5%
Other revenue	40.4	83.2	(51.4%)

Total operating revenue	70,191.4	60,514.0	16.0%
Net investment income	659.1	686.1	(3.9%)
Net realized gains on investments	271.9	334.9	(18.8%)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(100.6)	(41.2)	(144.2%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	1.7	3.4	(50.0%)

Other-than-temporary impairment losses recognized in income	(98.9)	(37.8)	(161.6%)

Total revenues	71,023.5	61,497.2	15.5%
Expenses
Benefit expense	56,237.1	48,213.6	16.6%
Selling, general and administrative expense
Selling expense	1,526.9	1,586.9	(3.8%)
General and administrative expense	8,426.0	7,093.6	18.8%

Total selling, general and administrative expense	9,952.9	8,680.5	14.7%
Interest expense	602.7	511.8	17.8%
Loss on extinguishment of debt	145.3	—	NM(2)
Amortization of other intangible assets	245.3	233.0	5.3%

Total expenses	67,183.3	57,638.9	16.6%
Income from continuing operations before income tax expense	3,840.2	3,858.3	(0.5%)
Income tax expense	1,205.9	1,207.3	(0.1%)

Income from continuing operations	2,634.3	2,651.0	(0.6%)
(Loss) income from discontinued operations, net of tax (1)	(144.6)	4.5	NM(2)

Net income	$2,489.7	$2,655.5	(6.2%)

Net income per diluted share	$8.20	$8.18	0.2%

Diluted shares	303.8	324.8	(6.5%)
Benefit expense as a percentage of premiums	85.1%	85.3%	(20) bp
Selling, general and administrative expense as a percentage of total operating revenue	14.2%	14.3%	(10) bp
Income from continuing operations before income tax expense as a percentage of total revenues	5.4%	6.3%	(90) bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP. Results in 2013 include an after-tax charge of $164.5 million for an impairment of intangible assets in connection with the sale.
(2)	“NM” = calculation not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,582.1	$2,475.3
Investments available-for-sale, at fair value:
Fixed maturity securities	17,038.2	16,912.9
Equity securities	1,735.5	1,212.4
Other invested assets, current	16.3	14.8
Accrued investment income	168.8	162.2
Premium and self-funded receivables	3,968.7	3,687.4
Other receivables	1,063.3	927.6
Income taxes receivable	235.7	228.5
Securities lending collateral	969.8	564.6
Deferred tax assets, net	383.0	236.4
Other current assets	1,677.5	1,827.4
Assets held for sale	906.9	1,098.0

Total current assets	29,745.8	29,347.5
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	449.9	431.5
Equity securities	31.3	30.1
Other invested assets, long-term	1,542.6	1,387.6
Property and equipment, net	1,801.5	1,717.3
Goodwill	16,917.2	16,889.8
Other intangible assets	8,441.0	8,665.5
Other noncurrent assets	645.2	486.1

Total assets	$59,574.5	$58,955.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,127.2	$6,174.5
Reserves for future policy benefits	63.1	61.3
Other policyholder liabilities	2,073.2	2,345.7

Total policy liabilities	8,263.5	8,581.5
Unearned income	822.7	896.8
Accounts payable and accrued expenses	3,426.3	3,098.7
Security trades pending payable	95.2	69.3
Securities lending payable	969.7	564.7
Short-term borrowings	400.0	250.0
Current portion of long-term debt	518.0	557.1
Other current liabilities	1,674.7	1,769.8
Liabilities held for sale	181.4	207.1

Total current liabilities	16,351.5	15,995.0
Long-term debt, less current portion	13,573.6	14,170.8
Reserves for future policy benefits, noncurrent	723.0	750.8
Deferred tax liabilities, net	3,325.2	3,222.9
Other noncurrent liabilities	836.0	1,013.2

Total liabilities	34,809.3	35,152.7
Shareholders’ equity
Common stock	2.9	3.0
Additional paid-in capital	10,765.2	10,853.5
Retained earnings	13,813.9	12,647.1
Accumulated other comprehensive income	183.2	299.1

Total shareholders’ equity	24,765.2	23,802.7

Total liabilities and shareholders’ equity	$59,574.5	$58,955.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31
(In millions)	2013	2012
Operating activities
Net income	$2,489.7	$2,655.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(271.9)	(334.9)
Other-than-temporary impairment losses recognized in income	98.9	37.8
Loss on extinguishment of debt	145.3	—
Loss on disposal of discontinued operations	221.8	—
Loss on disposal of assets	16.9	4.7
Deferred income taxes	59.1	127.5
Amortization, net of accretion	800.9	633.6
Depreciation expense	107.9	107.1
Impairment of property and equipment	34.7	66.8
Share-based compensation	146.0	146.5
Excess tax benefits from share-based compensation	(30.1)	(28.8)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(418.3)	189.9
Other invested assets	(15.1)	(38.9)
Other assets	(33.6)	79.2
Policy liabilities	(345.8)	(53.7)
Unearned income	(73.8)	(193.7)
Accounts payable and accrued expenses	303.6	(406.5)
Other liabilities	(154.6)	(132.8)
Income taxes	9.3	(73.9)
Other, net	(38.6)	(40.8)

Net cash provided by operating activities	3,052.3	2,744.6
Investing activities
Purchases of fixed maturity securities	(13,704.5)	(15,040.4)
Proceeds from sales and maturities of fixed maturity securities	12,814.7	15,457.4
Purchases of equity securities	(820.3)	(232.8)
Proceeds from sales of equity securities	721.0	422.7
Purchases of other invested assets	(251.5)	(303.7)
Proceeds from sales of other invested assets	127.1	35.5
Settlement of non-hedging derivatives	(109.8)	(59.8)
Changes in securities lending collateral	(405.1)	307.9
Purchases of subsidiaries, net of cash acquired	—	(4,597.0)
Purchases of property and equipment	(607.3)	(544.9)
Proceeds from sales of property and equipment	—	0.4
Other, net	1.3	3.1

Net cash used in investing activities	(2,234.4)	(4,551.6)
Financing activities
Net repayment of commercial paper borrowings	(191.7)	(229.0)
Net proceeds from short-term borrowings	150.0	150.0
Proceeds from long-term borrowings	1,250.0	6,468.9
Repayment of long-term borrowings	(1,801.9)	(1,251.3)
Changes in securities lending payable	405.0	(307.8)
Changes in bank overdrafts	9.9	(17.6)
Premiums paid on equity options	(25.8)	—
Repurchase and retirement of common stock	(1,620.1)	(2,496.8)
Cash dividends	(448.0)	(367.1)
Proceeds from issuance of common stock under employee stock plans	524.7	110.8
Excess tax benefits from share-based compensation	30.1	28.8

Net cash (used in) provided by financing activities	(1,717.8)	2,088.9

Effects of foreign currency exchange rate changes on cash and cash equivalents	2.2	1.1

Change in cash and cash equivalents	(897.7)	283.0
Cash and cash equivalents at beginning of year	2,484.6	2,201.6

Cash and cash equivalents at end of year	1,586.9	2,484.6
Less: cash and cash equivalents of discontinued operations at end of year	(4.8)	(9.3)

Cash and cash equivalents of continuing operations at end of year	$1,582.1	$2,475.3

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
	2013	2012	2011
(In millions)	(Unaudited)
Gross medical claims payable, beginning of period	$6,174.5	$5,489.0	$4,852.4
Ceded medical claims payable, beginning of period	(27.2)	(16.4)	(32.9)

Net medical claims payable, beginning of period	6,147.3	5,472.6	4,819.5
Business combinations and purchase adjustments	—	804.4	100.9
Net incurred medical claims:
Current year	55,894.3	48,080.1	47,281.6
Prior years (redundancies) [1]	(599.1)	(513.6)	(209.7)

Total net incurred medical claims	55,295.2	47,566.5	47,071.9
Net payments attributable to:
Current year medical claims	49,887.2	42,832.4	41,999.0
Prior years medical claims	5,451.5	4,863.8	4,520.7

Total net payments	55,338.7	47,696.2	46,519.7
Net medical claims payable, end of period	6,103.8	6,147.3	5,472.6
Ceded medical claims, end of period	23.4	27.2	16.4

Gross medical claims payable, end of period	$6,127.2	$6,174.5	$5,489.0

Current year medical claims paid as a percent of current year net incurred medical claims	89.3%	89.1%	88.8%
Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	10.8%	10.4%	4.5%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.3%	1.1%	0.5%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	December 31, 2013	December 31, 2012	Change
Net income	$148.2	$464.2	(68.1%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(68.6)	(66.9)
Other-than-temporary impairment losses on investments	16.9	11.2
Impairment of intangible assets	164.5	—
Acquisition and integration related costs	—	47.3
Income tax settlements	—	(140.1)

Net adjustment items	112.8	(148.5)
Adjusted net income	$261.0	$315.7	(17.3%)

Net income per diluted share	$0.49	$1.51	(67.5%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(0.23)	(0.22)
Other-than-temporary impairment losses on investments	0.06	0.04
Impairment of intangible assets	0.55	—
Acquisition and integration related costs	—	0.16
Income tax settlements	—	(0.46)

Net adjustment items	0.38	(0.48)
Adjusted net income per diluted share	$0.87	$1.03	(15.5%)

	Years Ended
(In millions, except per share data)	December 31, 2013	December 31, 2012	Change
Net income	$2,489.7	$2,655.5	(6.2%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(176.7)	($217.7)
Other-than-temporary impairment losses on investments	64.3	24.6
Loss on extinguishment of debt	94.4	—
Tax benefit from favorable tax election	(65.0)	—
Acquisition and integration related costs	16.3	68.4
Impairment of intangible assets	164.5	—
Litigation related costs	—	24.0
Income tax settlements	—	(140.1)
Tax impact of non-deductible litigation related costs	—	41.4

Net adjustment items	$97.8	($199.4)
Adjusted net income	$2,587.5	$2,456.1	5.3%

Net income per diluted share	$8.20	$8.18	0.2%
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(0.58)	(0.67)
Other-than-temporary impairment losses on investments	0.21	0.07
Loss on extinguishment of debt	0.31	—
Tax benefit from favorable tax election	(0.21)	—
Acquisition and integration related costs	0.05	0.21
Impairment of intangible assets	0.54	—
Litigation related costs	—	0.07
Income tax settlements	—	(0.43)
Tax impact of non-deductible litigation related costs	—	0.13

Net adjustment items	0.32	(0.62)
Adjusted net income per diluted share	$8.52	$7.56	12.7%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (Health Care Reform); trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced technical difficulties in implementation and which entail uncertainties associated with the mix and volume of business, particularly in our individual and small group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling healthcare products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.